August 23, 2010

Dear Customers, Advisers, Brokers, Consultants and Business Associates:

Last year we provided you with a report on the financial strength of Great-West Life & Annuity Insurance Company (“GWL&A”).  Given the continued focus on the strength of financial institutions worldwide, we thought it was important to provide you with an updated report based on current information.

I.           RATINGS

Our company is rated by four nationally recognized agencies.  These agencies rate GWL&A on our financial strength and on our ability to meet ongoing obligations to policyholders.  We currently have the following ratings:

A+           A.M. Best Company, Inc. (Superior, highest of 10 categories)
AA+        Fitch Ratings (Very Strong, second highest of 9 categories)
Aa3          Moody’s Investors Service (Excellent, second highest of 9 categories)
AA           Standard & Poor’s Ratings Services (Very Strong, second highest of 9 categories)

These ratings have been unchanged since July 2003.  Ratings are subject to change – any changes to our current ratings will be posted on our GWL&A Website at www.greatwest.com/financial.

Our total adjusted capital level at December 31, 2009 was $1.6 billion, which is 9.5 times the authorized control level as defined by the National Association of Insurance Commissioners.

At March 31, 2010, the company held more than $745 million of cash, cash equivalent, short-term investments and U.S. Government direct debt obligations.

II.           INVESTMENT PORTFOLIO

A.        General

Over a long period our company has maintained prudent and conservative investment policies and practices with respect to the management of our consolidated assets.

As reported in state insurance department filings, GWL&A’s general account invested assets totaled $20.1 billion as of March 31, 2010.  General account invested assets support the general liabilities of the company, including obligations under life insurance policies and certain guaranteed annuity investment options.

Invested assets usually are identified as fixed income (bonds and mortgage loans); stocks; cash; cash equivalents and short-term investments; contract loans and other invested assets.  Other invested assets are predominately limited partnership interests, surplus notes and low income housing tax credit securities.

B.        Bond Portfolio – Quality and Diversification

Bonds comprise the largest portion of GWL&A’s invested assets at $13.6 billion or 68%.  As you can see by the first table below, we have a high quality bond portfolio, with 96% rated investment grade at March 31, 2010.  The second table shows that our bond portfolio is well diversified across several sectors.  The corporate bond portfolio is diversified across 656 different obligors.

Bonds by ratings - based on rating agency designations (millions) 1

		% of Bonds	% of Invested Assets
AAA	$5,376	39.5%	26.8%
AA	1,684	12.4%	8.4%
A	2,972	21.8%	14.8%
BBB	3,091	22.7%	15.4%
BB & Below	489	3.6%	2.4%
Total	$13,612	100%	67.8%
1 Includes ratings from the recently adopted NAIC revised rating methodology for non-agency Residential Mortgage-Backed Securities provided by Pacific Investment Management Company, LLC (“PIMCO”)

Bonds by sector (millions)

		% of Bonds	% of Invested Assets
US government and government agencies	$3,209	23.5%	16.0%
Mortgage backed and asset backed securities:
Residential mortgage backed securities:
Prime	732	5.4%	3.6%
Near Prime	162	1.2%	0.8%
Subprime	910	6.7%	4.5%
Other	312	2.3%	1.6%
Commercial mortgage backed securities	651	4.8%	3.2%
Asset backed securities - other (11 different asset classes)	915	6.7%	4.6%
Finance:
Banks	466	3.4%	2.3%
Insurance	779	5.7%	3.9%
Other	294	2.2%	1.5%
Utilities:
Electric	1,136	8.3%	5.7%
Gas & Water	218	1.6%	1.1%
Pipelines	257	1.9%	1.3%
Natural Resources	688	5.1%	3.4%
Consumer Products	672	4.9%	3.3%
Technology	337	2.5%	1.7%
Transportation	190	1.4%	0.9%
Other	1,684	12.4%	8.4%
Total	$13,612	100%	67.8%

C.        Bond Portfolio - Financial Services, Automobile and Airline Sectors

We have $1.5 billion or 7.7% of our invested assets in financial services institutions, $29 million or 0.1% in domestic automobile manufacturers and $7 million or 0.04% in airlines.  Of these investments in the aggregate, 92% were rated investment grade at March 31, 2010.  The financial services portfolio is diversified by industry as shown in the table below:

Financial services by industry (millions)
		% of Bonds	% of Invested Assets
Banks
• US Banks1	$208	13.5%	1.0%
• Canadian Banks	108	7.0%	0.5%
• UK Banks	120	7.7%	0.6%
• European Banks	30	2.0%	0.1%
Insurance
• US Life	482	31.3%	2.5%
• US Health	96	6.2%	0.5%
• US Property & Casualty	158	10.3%	0.8%
• European Insurance	43	2.8%	0.2%
Investment Banks	14	0.9%	0.1%
Finance Companies	132	8.6%	0.7%
Asset Managers	129	8.4%	0.6%
REITS	19	1.3%	0.1%
Total	$1,539	100%	7.7%
1 No exposure to small regional banks.

D.        Bond Portfolio – Residential Mortgage Backed Securities

(1)           Prime residential mortgage backed securities

Our portfolio of residential mortgage backed securities includes $732 million of securitized non-agency prime first mortgage loans, representing 3.6% of invested assets.  AAA rated securities comprise 91% of these holdings and 94% are investment grade.  The majority of the mortgages backing these securities are fixed rate loans, which typically have lower delinquency, default and loss rates than adjustable rate loans.  The weighted average credit enhancement level for these securities is 12%.  This credit enhancement represents subordinated securities or surplus collateral that would absorb losses prior to losses being allocated to GWL&A’s securities.  In addition, many of these securities are “super senior,” meaning they benefit from additional credit enhancement in the form of subordinated AAA rated securities.

Of these securities 77% are in pools that were originated before 2005, which is associated with lower delinquency, default and loss rates compared to pools that were originated from 2005 to the present.  The securities that originated from 2005 on are all super senior and have a weighted average credit enhancement level of 14%.

(2)           Near prime residential mortgage backed securities

Our portfolio of residential mortgage backed securities includes $162 million of securitized non-agency near prime first mortgage loans, representing 0.8% of invested assets.  AAA rated securities comprise 100% of these holdings.  These securities are considered higher credit quality than subprime due to the higher credit scores of the underlying borrowers and the lower delinquency, default and loss rates on the loans.  The majority of the mortgages backing these securities are fixed rate loans, all were originated in 2006 and 2007, and the weighted average credit enhancement level is 32%.

(3)      Subprime residential mortgage backed securities

Our portfolio of residential mortgage backed securities includes $910 million of securitized non-agency subprime first mortgage loans, representing 4.5% of invested assets.  AAA rated securities comprise 78% of these holdings and 95% are investment grade.  The majority of the mortgages backing these securities are fixed rate loans and the weighted average credit enhancement level is 43%.

Of these securities 63% are in pools that were originated before 2005.  The securities that were originated from 2005 on have a weighted average credit enhancement level of 47%.  In addition, $109 million of the securities that originated from 2005 on are “short sequential,” meaning they rank higher in priority of payment than other AAA rated securities of the issuer.

We have no exposure to subprime Collateralized Debt Obligations, Asset Backed Commercial Paper or Structured Investment Vehicles.

(4)      Alt-A residential mortgage backed securities

Our portfolio of residential mortgage backed securities includes $2 million of “Alt-A” mortgage loan bonds, representing 0.01% of invested assets.  These underlying mortgages have a risk potential that is greater than prime but less than subprime.  AAA rated securities comprise 99% of our Alt-A mortgage loan bonds, and 99% of them were originated before 2005.  The weighted average credit enhancement level is 59%.

(5)           Monoline insured residential mortgage backed securities

Our portfolio of residential mortgage backed securities includes $297 million (1.5% of invested assets) that have been insured by monoline credit insurers that guarantee the repayment of bond principal and interest if an issuer defaults.  These residential mortgage backed securities are insured by Financial Security Assurance Inc. and MBIA Inc., as set out in the following table.

	FSA bonds by rating - based on rating agency designations (millions)		MBIA bonds by rating - based on rating agency designations (millions)
AAA	$29	23.6%	$-	0.0%
AA	94	76.4%	-	0.0%
A	-	0.0%	-	0.0%
BBB	-	0.0%	8	4.6%
BB & Below		0.0%	166	95.4%
Total	$123	100.0%	$174	100.0%

(6)           Commercial mortgage backed securities

Our portfolio includes $651 million of commercial mortgage backed securities, representing 3.2% of invested assets.  As the name implies, these securities are backed by commercial mortgages rather than residential mortgages.  All of GWL&A’s commercial mortgage backed securities are AAA rated, and the weighted average credit enhancement level is 23%.

Of these securities 64% are in pools that were originated before 2005.  The securities that were originated from 2005 on are 92% super senior and have a weighted average credit enhancement level of 30%.

E.         Commercial Mortgage Portfolio

We have $1.5 billion or 7.3% of our invested assets in commercial mortgages.  Based on internal measures, the weighted average loan-to-value ratio of our 436 mortgage loans is 51% and the debt service coverage ratio is 1.92 times. Only one mortgage loan, in the amount of $601,934, had a payment that was 30 to 60 days in arrears. Our portfolio of commercial mortgages is diversified by property type as shown in the table below.

Commercial mortgages by property type (millions)

	Book Value	% of Commercial Mortgages	% of Invested Assets
Industrial	$672	45.8%	3.3%
Apartments	333	22.7%	1.7%
Office	218	14.8%	1.1%
Retail	208	14.2%	1.0%
Other	38	2.6%	0.2%

Total	$1,468	100%	7.3%

F.         Impairment Charges

Through March 31, 2010, GWL&A has written down $37 million of its investments or 0.18% of our invested assets.  The majority of the write-downs were on residential mortgage backed securities guaranteed by Ambac Financial Group, Inc.

G.         Securities Lending

GWL&A has not incurred any losses due to its securities lending activities.  All securities lending is done through an agent with select counterparties.  The agent invests the proceeds in short term government and agency debt collateral.

H.         Other Securities

(1)           European Sovereign Debt

Our portfolio includes zero exposure to sovereign debt securities of Portugal, Italy, Ireland, Greece or Spain.

(2)       Oil Spill Names

Our portfolio includes exposure of $12 million or 0.1% of our invested assets to the following issuers involved in the Gulf of Mexico oil spill.

Oil spill exposure (millions)

Anadarko Petroleum	$5
BP PLC	2
Transocean	5
Total	$12

III.           OUTLOOK

Despite ongoing market volatility, our business continues to grow, with strong sales in both our Individual Markets and Retirement Services segments.  This sales growth, together with strong investment income and sound expense management, has resulted in solid earnings.

We are confident that GWL&A is well positioned to withstand our country’s current economic challenges.  Moreover, we believe our solid financial position provides many opportunities for continued growth.

Mitchell T.G. Graye
President and Chief Executive Officer